Exhibit 99.1
HARLAND CLARKE HOLDINGS CORP.
REPORTS SECOND QUARTER AND FIRST HALF 2009 RESULTS
Harland Clarke Holdings Corp. to Participate in M & F Worldwide Corp.
Conference Call on August 12, 2009
     Decatur, GA — August 7, 2009 — Harland Clarke Holdings Corp. (“Harland Clarke Holdings” or the “Company”) today reported results for the second quarter and six months ended June 30, 2009. In addition to the Harland Clarke Holdings quarterly report on Form 10-Q filed with the Securities and Exchange Commission today, Harland Clarke Holdings’ financial results are also consolidated in the quarterly report on Form 10-Q filed today by M & F Worldwide Corp. (NYSE: MFW), which is the indirect parent company of Harland Clarke Holdings.
     M & F Worldwide will host a conference call to discuss its second quarter and first half of 2009 results on August 12, 2009, at 9:00 a.m. (EDT). The conference call will be accessible by dialing (800) 230-1085 in the United States and (612) 234-9960 internationally. For those unable to listen live, a replay of the call will be available by dialing (800) 475-6701 in the United States and (320) 365-3844 internationally; Access Code: 108828. The replay will be available from 11:00 a.m. (EDT) Wednesday, August 12, 2009, through 11:59 p.m. (EDT) Wednesday, August 26, 2009.
Second Quarter 2009 Highlights
•	Net revenues of $426.4 million, down 6.8% as compared to the second quarter of 2008

•	Non-GAAP adjusted net income of $22.2 million, excluding the impact of a gain on early extinguishment of debt

•	Purchased $24.2 million principal amount of the Company’s Senior Notes, resulting in a pre-tax gain of $8.9 million
Second Quarter 2009 Performance
Consolidated Results
     Consolidated net revenues decreased by $31.0 million, or 6.8%, to $426.4 million for the second quarter of 2009 from $457.4 million for the second quarter of 2008. The decrease was primarily due to a decrease in net revenues for the Harland Clarke segment of $22.7 million.
     Non-GAAP adjusted net income was $22.2 million for the second quarter of 2009, excluding the impact of a gain on early extinguishment of debt. Net income increased by $13.1 million, or 89.7%, to $27.7 million for the second quarter of 2009 from $14.6 million for the second quarter of 2008. Net income for the second quarter of 2009 included an $8.9 million ($5.5 million after tax) gain on early extinguishment of debt related to the purchase of $24.2 million principal amount of the Company’s Senior Notes for aggregate consideration of $14.6 million. The increase in net income also reflected a decrease in interest expense of $8.7 million ($5.3 million after tax), primarily due to lower interest rates on variable rate debt, and an increase in restructuring costs of $9.7 million ($5.9 million after tax).
     Adjusted EBITDA increased by $3.3 million, or 2.8%, to $122.4 million for the second quarter of 2009 from $119.1 million for the second quarter of 2008. Adjusted EBITDA is a non-GAAP measure that is defined in the footnotes to this release and reconciled to net income, the most directly comparable GAAP measure, in the accompanying financial tables.

Segment Results
     Net revenues for the Harland Clarke segment decreased by $22.7 million, or 6.9%, to $306.3 million for the second quarter of 2009 from $329.0 million for the second quarter of 2008. The decrease in net revenues was primarily due to volume declines from check and related products, which the Company believes was partially affected by the economic downturn. Declines in volumes were partially offset by increased revenues per unit. Additionally, there was $0.1 million of revenue for contract termination fees for the second quarter of 2009 compared to $2.2 million for the second quarter of 2008. Operating income for the Harland Clarke segment decreased by $10.8 million, or 17.1%, to $52.3 million for the second quarter of 2009 from $63.1 million for the second quarter of 2008. The decrease in operating income was largely driven by a $10.7 million increase in restructuring costs and a $2.1 million reduction in contract termination fees. Volume declines and increases in delivery expenses were essentially offset by increased revenues per unit, labor cost reductions and a decrease in integration-related expenses. Operating income for the second quarter of 2009 and 2008 includes restructuring costs of $11.1 million and $0.4 million, respectively.
     Net revenues for the Harland Financial Solutions segment decreased by $4.2 million, or 5.7%, to $69.7 million for the second quarter of 2009 from $73.9 million for the second quarter of 2008. Net revenues from the risk management product lines increased $0.6 million, primarily due to organic growth in lending products. Net revenues from the enterprise solutions product lines decreased $4.8 million, primarily due to declines in license, hardware, and professional services revenues, which the Company believes was partially affected by the economic downturn. Operating income for the Harland Financial Solutions segment increased by $4.8 million, or 75.0%, to $11.2 million for the second quarter of 2009 from $6.4 million for the second quarter of 2008. The increase in operating income was primarily due to labor cost reductions, a $2.1 million decrease in restructuring costs and a $1.5 million reduction in compensation expense related to an incentive agreement from an acquisition, partially offset by the decrease in net revenues. Operating income for the second quarter of 2009 includes charges of $1.1 million for compensation expense related to an incentive agreement from an acquisition and $0.8 million for restructuring costs. Operating income for second quarter of 2008 includes charges of $2.6 million for compensation expense related to an incentive agreement from an acquisition and $2.9 million for restructuring costs.
     Net revenues for the Scantron segment decreased by $4.0 million, or 7.3%, to $50.7 million for the second quarter of 2009 from $54.7 million for the second quarter of 2008. The decrease in net revenues was primarily due to sales declines in hardware and forms products, which the Company believes was partially affected by the economic downturn. Declines were partially offset by organic growth in software products. Operating income for the Scantron segment increased by $2.2 million, or 48.9%, to $6.7 million in the second quarter of 2009 from $4.5 million in the second quarter of 2008. The increase in operating income was primarily due to cost reductions related to the Data Management acquisition, partially offset by volume declines and a $1.1 million increase in restructuring costs. Operating income for the second quarter of 2009 and 2008 includes restructuring costs of $1.7 million and $0.6 million, respectively.
First Half 2009 Performance
Consolidated Results
     Consolidated net revenues decreased by $36.9 million, or 4.1%, to $865.0 million for the six months ended June 30, 2009 from $901.9 million for the six months ended June 30, 2008. The decrease was primarily due to a decrease in net revenues for the Harland Clarke segment of $39.7 million, partially offset by an increase in net revenues of $14.6 million due to the acquisition of Data Management I LLC by Scantron on February 22, 2008.
     Non-GAAP adjusted net income was $36.9 million for the six months ended June 30, 2009, excluding the impact of gain on early extinguishment of debt. Net income increased by $53.1 million, or 243.6%, to $74.9 million for the six months ended June 30, 2009 from $21.8 million for the six months ended June 30, 2008. Net income for the six months ended June 30, 2009 includes a $61.5 million ($38.0 million after tax) gain on early extinguishment of debt related to the purchase of $114.7 million principal amount of the Company’s Senior Notes for aggregate consideration of $49.7 million. The increase in net income also reflects a decrease in interest expense of $20.8 million ($12.7 million after tax), primarily due to lower interest rates on variable rate debt, and an increase in restructuring costs of $19.4 million ($11.8 million after tax).
     Adjusted EBITDA increased by $11.0 million, or 4.9%, to $237.5 million for the six months ended June 30, 2009 from $226.5 million for the six months ended June 30, 2008. Adjusted EBITDA is a non-GAAP measure that is defined in the footnotes to this release and reconciled to net income, the most directly comparable GAAP measure, in the accompanying financial tables.
Segment Results
     Net revenues for the Harland Clarke segment decreased by $39.7 million, or 6.0%, to $621.4 million for the six months ended June 30, 2009 from $661.1 million for the six months ended June 30, 2008. The decrease in net revenues was primarily due to volume declines from check and related products, which the Company believes was partially affected by the economic downturn, as well as one less production day in the 2009 period. Declines in volumes were partially offset by increased revenues per unit. Additionally, there was $0.4 million of revenue from contract termination fees for the six months ended June 30, 2009 compared to $2.2 million for the six months ended June 30, 2008. Operating income for the Harland Clarke segment decreased by $13.2 million, or 11.3%, to $103.2 million for the six months ended June 30, 2009 from $116.4 million for the six months ended June 30, 2008. The decrease in operating income was largely driven by a $17.6 million increase in restructuring costs and a $1.8 million reduction in contract termination fees. Volume declines and increases in delivery expenses were essentially offset by increased revenues per unit, labor cost reductions and a decrease in integration-related expenses. Operating income for the six months ended June 30, 2009 and 2008 includes restructuring costs of $18.4 million and $0.8 million, respectively.
     Net revenues for the Harland Financial Solutions segment decreased by $6.2 million, or 4.3%, to $138.9 million for the six months ended June 30, 2009 from $145.1 million for the six months ended June 30, 2008. Net revenues from the risk management product lines increased $0.4 million, primarily due to organic growth in lending products, partially offset by declines in mortgage products. Net revenues from the enterprise solutions product lines decreased $6.6 million, primarily due to a decline in license, hardware, and professional services revenues, which the Company believes was partially affected by the economic downturn. Operating income for the Harland Financial Solutions segment increased by $5.8 million, or 45.3%, to $18.6 million for the six months ended June 30, 2009 from $12.8 million for the six months ended June 30, 2008. The increase in operating income was primarily due to labor cost reductions and a $3.0 million decrease in compensation expense related to an incentive agreement for an acquisition, partially offset by the decrease in net revenues. Operating income for the six months ended June 30, 2009 includes charges of $2.1 million for compensation expense related to an incentive agreement from an acquisition and $3.2 million for restructuring costs. Operating income for the six months ended June 30, 2008 includes charges of $5.1 million for compensation expense related to an incentive agreement from an acquisition and $2.9 million for restructuring costs.
     Net revenues for the Scantron segment increased by $8.8 million, or 9.1%, to $105.1 million for the six months ended June 30, 2009 from $96.3 million for the six months ended June 30, 2008. The Data Management acquisition accounted for an increase of $14.6 million. The remaining $5.8 million decrease in net revenues was due to sales declines in hardware and forms products, which the Company believes were partially affected by the economic downturn, partially offset by organic growth in software products. Operating income for the Scantron segment increased by $3.3 million, or 32.4%, to $13.5 million for the six months ended June 30, 2009 from $10.2 million for the six months ended June 30, 2008. The increase in operating income was partially due to the Data Management acquisition, which accounted for an increase of $1.8 million. The remaining $1.5 million increase was primarily due to cost reduction activities related to the Data Management acquisition and a decrease in integration-related expenses, partially offset by volume declines and a $1.5 million increase in restructuring costs. The six months ended June 30, 2009 includes $1.3 million in one-time expenses related to a contractual obligation owing to a former employee upon termination of employment. Operating income for the six months ended June 30, 2009 and 2008 includes restructuring costs of $3.1 million and $1.6 million, respectively.

About Harland Clarke Holdings
     Harland Clarke Holdings has three business segments, which are operated by Harland Clarke, Harland Financial Solutions, and Scantron. Harland Clarke provides checks and related products and direct marketing services to financial institutions and their customers. The operations of Harland Financial Solutions include core processing, retail and lending software solutions. Scantron is a leading provider of data management solutions and testing and assessment products and services sold primarily to educational and commercial customers.
Forward-Looking Statements
     This press release contains forward-looking statements that reflect management’s current assumptions and estimates of future performance and economic conditions, which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks and uncertainties, many of which are beyond Harland Clarke Holdings’ control. All statements other than statements of historical facts included in this press release, including those regarding Harland Clarke Holdings’ strategy, future operations, financial position, estimated revenues, projected costs, projections, prospects, plans and objectives of management, are forward-looking statements. When used in this press release, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates” or similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements speak only as of the date of this press release. Although Harland Clarke Holdings believes that its plans, intentions and expectations reflected in or suggested by the forward-looking statements made in this press release are reasonable, such plans, intentions or expectations may not be achieved. In addition to factors described in Harland Clarke Holdings’ Securities and Exchange Commission filings and others, the following factors may cause Harland Clarke Holdings’ actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements contained in this press release include: (1) Harland Clarke Holdings’ substantial indebtedness; (2) difficult conditions in financial markets, the downturn in and potential worsening of general economic and market conditions and the impact of the credit crisis; (3) covenant restrictions under Harland Clarke Holdings’ indebtedness that may limit its ability to operate its business and react to market changes; (4) the maturity of the principal industry in which the Harland Clarke segment operates and trends in the paper check industry, including a faster than anticipated decline in check usage due to increasing use of alternative payment methods, a decline in consumer confidence and/or checking account openings and other factors, and our ability to grow non-check-related product lines; (5) consolidation among or failure of financial institutions, decreased spending by financial institutions on our products and services and other adverse changes among the large clients on which Harland Clarke Holdings depends, resulting in decreased revenues and/or pricing pressure; (6) the ability to retain Harland Clarke Holdings’ clients; (7) the ability to retain Harland Clarke Holdings’ key employees and management; (8) lower than expected cash flow from operations; (9) significant increases in interest rates; (10) intense competition in all areas of Harland Clarke Holdings’ business; (11) interruptions or adverse changes in Harland Clarke Holdings’ supplier relationships, technological capacity, intellectual property matters, and applicable laws; (12) decreases to educational budgets as a result of the continued general economic downturn and the resulting impact on Scantron’s customers; (13) variations in contemplated brand strategies, business locations, management positions and other business decisions in connection with integrating acquisitions; (14) Harland Clarke Holdings’ ability to successfully integrate and manage future acquisitions; (15) Harland Clarke Holdings’ ability to implement any or all components of its business strategy or realize all of its expected cost savings or synergies from acquisitions; and (16) acquisitions otherwise not being successful from a financial point of view, including, without limitation, due to any difficulties with Harland Clarke Holdings servicing its debt obligations.
     You should read carefully the factors described in Harland Clarke Holdings’ Annual Report on Form 10-K for the year ended December 31, 2008 for a description of risks that could, among other things, cause actual results to differ from these forward looking statements.

Non-GAAP Financial Measures
     In this release, Harland Clarke Holdings presents certain adjusted financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release because management believes they present information regarding Harland Clarke Holdings that management believes is useful to investors. The non-GAAP financial measures presented should not be considered in isolation from or as a substitute for the comparable GAAP financial measure.
Adjusted Net Income
     Adjusted net income represents GAAP net income, adjusted to eliminate the gain on early extinguishment of debt and related taxes from the repurchases of the Senior Notes at a discount to their principal amount. Harland Clarke Holdings is presenting adjusted net income as a measure of its financial performance because it believes presenting adjusted net income will allow investors to better understand the operating results of Harland Clarke Holdings, since the gain on early extinguishment of debt does not result from changes in the underlying business operations of Harland Clarke Holdings. Management of Harland Clarke Holdings uses adjusted net income to evaluate the operational results and financial performance of Harland Clarke Holdings in a manner similar to the manner in which it uses GAAP net income.
EBITDA and Adjusted EBITDA
     EBITDA represents net income before interest income and expense, income taxes, depreciation and amortization (other than amortization related to contract acquisition payments). Harland Clarke Holdings presents EBITDA because it believes it is an important measure of its performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in Harland Clarke Holdings’ industries.
     Harland Clarke Holdings believes EBITDA provides useful information with respect to its ability to meet its future debt service, capital expenditures, working capital requirements and overall operating performance, although EBITDA should not be considered as a measure of liquidity. In addition, Harland Clarke Holdings utilizes EBITDA when interpreting operating trends and results of operations of its business.
     Harland Clarke Holdings also uses EBITDA for the following purposes: Harland Clarke Holdings’ senior credit facilities use EBITDA (with additional adjustments) to measure compliance with financial covenants such as debt incurrence. Harland Clarke Holdings’ executive compensation is based on EBITDA (with additional adjustments) performance measured against targets. EBITDA is also widely used by Harland Clarke Holdings and others in its industry to evaluate and value potential acquisition candidates. EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. See below for a description of these limitations. Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to Harland Clarke Holdings to invest in the growth of its business.
     In addition, in evaluating EBITDA, you should be aware that in the future Harland Clarke Holdings may incur expenses such as those excluded in calculating it. Harland Clarke Holdings’ presentation of this measure should not be construed as an inference that its future results will be unaffected by unusual or nonrecurring items.
     EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:
•	it does not reflect Harland Clarke Holdings’ cash expenditures and future requirements for capital expenditures or contractual commitments;

•	it does not reflect changes in, or cash requirements for, Harland Clarke Holdings’ working capital needs;

•	it does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on Harland Clarke Holdings’ debt;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements;

•	it is not adjusted for all non-cash income or expense items that are reflected in Harland Clarke Holdings’ statements of cash flows; and

•	other companies in Harland Clarke Holdings’ industries may calculate EBITDA differently from Harland Clarke Holdings, limiting its usefulness as a comparative measure.
     Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to invest in the growth of Harland Clarke Holdings’ business or as a measure of cash that will be available to Harland Clarke Holdings to meet its obligations. You should compensate for these limitations by relying primarily on Harland Clarke Holdings’ GAAP results and using EBITDA only supplementally.
     Harland Clarke Holdings presents Adjusted EBITDA as a supplemental measure of its performance. Harland Clarke Holdings prepares Adjusted EBITDA by adjusting EBITDA to reflect the impact of a number of items it does not consider indicative of Harland Clarke Holdings’ ongoing operating performance. Such items include, but are not limited to, gain on early extinguishment of debt, restructuring costs, deferred purchase price compensation related to an acquisition and non-recurring purchase accounting adjustments. You are encouraged to evaluate each adjustment and the reasons Harland Clarke Holdings considers them appropriate for supplemental analysis. As an analytical tool, Adjusted EBITDA is subject to all of the limitations applicable to EBITDA. In addition, in evaluating Adjusted EBITDA, you should be aware that in the future, Harland Clarke Holdings may incur expenses, including cash expenses, similar to the adjustments in this presentation. Harland Clarke Holdings’ presentation of Adjusted EBITDA should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items.
For additional information contact:
Pete Fera
210-697-1208
- tables to follow -

Harland Clarke Holdings Corp. and Subsidiaries
Consolidated Statements of Income
(in millions)

	(unaudited)
	Three Months Ended		Six months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Product revenues, net	$351.9	$380.3	$715.0	$755.1
Service revenues, net	74.5	77.1	150.0	146.8

Total net revenues	426.4	457.4	865.0	901.9
Cost of products sold	210.8	227.7	432.0	459.9
Cost of services provided	38.0	40.2	77.9	76.2

Total cost of revenues	248.8	267.9	509.9	536.1

Gross profit	177.6	189.5	355.1	365.8
Selling, general and administrative expenses	97.1	115.9	201.1	229.6
Restructuring costs	13.6	3.9	24.7	5.3

Operating income	66.9	69.7	129.3	130.9
Interest income	0.3	0.2	0.6	1.6
Interest expense	(35.6)	(44.3)	(73.7)	(94.5)
Gain on early extinguishment of debt	8.9	—	61.5	—
Other income (expense), net	—	0.1	—	(0.2)

Income before income taxes	40.5	25.7	117.7	37.8
Provision for income taxes	12.8	11.1	42.8	16.0

Net income	$27.7	$14.6	$74.9	$21.8

Harland Clarke Holdings Corp. and Subsidiaries
Business Segment Information
(in millions)

	(unaudited)
	Three Months Ended		Six months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Net revenues
Harland Clarke segment	$306.3	$329.0	$621.4	$661.1
Harland Financial Solutions segment	69.7	73.9	138.9	145.1
Scantron segment	50.7	54.7	105.1	96.3
Eliminations	(0.3)	(0.2)	(0.4)	(0.6)

Total net revenues	$426.4	$457.4	$865.0	$901.9

Operating income
Harland Clarke segment	$52.3	$63.1	$103.2	$116.4
Harland Financial Solutions segment	11.2	6.4	18.6	12.8
Scantron segment	6.7	4.5	13.5	10.2
Corporate	(3.3)	(4.3)	(6.0)	(8.5)

Total operating income	$66.9	$69.7	$129.3	$130.9

Reconciliation of net income to Non-GAAP adjusted net income (in millions):

	(unaudited)
	Three Months	Six Months
	Ended	Ended
	June 30, 2009	June 30, 2009
Net income	$27.7	$74.9
Less: gain on early extinguishment of debt, net of taxes of $3.4 and $23.5, respectively (a)	(5.5)	(38.0)

Non-GAAP adjusted net income	$22.2	$36.9

(a)	Reflects gain from the purchase of Harland Clarke Holdings bonds at less than their principal amount.

Reconciliation of net income to EBITDA and EBITDA to Adjusted EBITDA (in millions):

	(unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Net income	$27.7	$14.6	$74.9	$21.8
Interest expense, net	35.3	44.1	73.1	92.9
Provision for income taxes	12.8	11.1	42.8	16.0
Depreciation and amortization	40.7	41.7	81.1	82.7

EBITDA	116.5	111.5	271.9	213.4
Adjustments:
Restructuring costs (a)	13.6	3.9	24.7	5.3
Deferred purchase price compensation (b)	1.1	2.6	2.1	5.1
Impairment of intangible assets (c)	—	0.5	—	0.5
Gain on early extinguishment of debt (d)	(8.9)	—	(61.5)	—
Impact of purchase accounting adjustments (e)	0.1	0.6	0.3	2.2

Adjusted EBITDA	$122.4	$119.1	$237.5	$226.5

(a)	Reflects restructuring costs, including adjustments, recorded in accordance with GAAP, consisting primarily of severance, post-closure facility expenses and other related expenses, which were not recorded in purchase accounting.

(b)	Reflects charges accrued under a deferred purchase price agreement required to be recorded as compensation expense in selling, general and administrative expense resulting from an acquisition.

(c)	Reflects a non-cash impairment charge from the write-down of Alcott Routon intangible assets.

(d)	Reflects gain from the purchase of Harland Clarke Holdings bonds at less than their principal amount.

(e)	Reflects the non-cash fair value deferred revenue and inventory adjustments related to purchase accounting.